Exhibit 10(w)
TO: Janice Fields

The following states the terms of our Agreement regarding your separation from McDonald's. Your termination will be treated as a Covered Termination under the McDonald's Corporation Severance Plan. (This Agreement will be referred to as the “First Agreement.”).

SEPARATION FROM SERVICE DATE
Your date of “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, amended (the “Code”) was December 31, 2012; however, you remained employed by McDonald's Corporation (“McDonald's”) until March 1, 2013.

PAYMENTS
You have received or will receive the following payments:

•	Your December 31, 2012 paycheck, which included your salary through December 31, 2012, and any accrued but unused vacation days as of your separation from service date.

•	Company Car Allowance for January 1, 2013 to March 1, 2013, to be paid to you as a lump sum on July 1, 2013.
All payments to you, as set forth in this First Agreement, have been issued or will be issued in accordance with, and subject to any withholding required by, all local, state, and federal laws.

TARGET INCENTIVE PLAN (TIP)
You received your 2012 Target Incentive Plan (TIP) payment on or about March 1, 2013. Your TIP was administered consistent with the Target Incentive Plan documents. Your IPF for your 2012 TIP was 100%.

CASH PERFORMANCE UNIT PLAN (CPUP)
You received a payout under the 2010-2012 CPUP. The amount of this payout was determined by the Compensation Committee at the end of the CPUP performance cycle. You received this payment in the normal CPUP payment cycle in March 2013.

OFFICER FINANCIAL COUNSELING
You are eligible to receive Officer Financial Counseling Services reimbursements in accordance with the Executive Financial Counseling and Life Planning Program provided services were rendered and reimbursement submitted after January 1, 2013 and prior to March 1, 2013. You will be reimbursed up to $10,000 for any eligible amounts on or after July 1, 2013, but no later than December 31, 2013.

OFFICER ANNUAL PHYSICAL
You were eligible to receive your annual executive physical for calendar year 2013 in accordance with the terms of the Executive Physical Program, provided your physical was completed prior to March 1, 2013. If the physical was not taken, no cash payout will be made.

CONTINUATION OF HEALTH COVERAGE
You acknowledge that you received medical and dental coverage under the McDonald's medical and dental benefit programs in which you participated through December 31, 2012. You were entitled to elect to continue your coverage under the medical and dental benefit programs of McDonald's or its subsidiaries that you participated in at the time of your separation from service (i.e., starting January 1, 2013) for 18 months (or longer if required by law). This is known as COBRA coverage. If you filed a timely election to take COBRA coverage, you have to pay the applicable employee cost under the plan in which you were enrolled, and McDonald's will pay the remainder of the cost of your COBRA coverage through December 2013. You will only be able to take the COBRA coverage if you pay the applicable employee cost on a monthly basis. You may not have your share of these costs withheld from your cash severance nor contributed to any cafeteria or flexible spending account. After December 2013, any further COBRA coverage to which you may be entitled will continue only if you pay the full cost. The cost will be 102% of both the employee and the employer premium costs under the applicable plans. If you fail to pay your COBRA premium by the end of the month for which the premium is due, your coverage will terminate as of the last day of the month for which your last premium was paid. McDonald's will not pay any portion of the cost of COBRA coverage beyond December 2013, regardless of whether you or your eligible dependents have an additional qualifying event under COBRA. Notwithstanding the foregoing, if COBRA coverage is no longer required to be provided under the federal laws governing COBRA, all payments for COBRA coverage under the Plan will also end. Further information about COBRA coverage was provided by the Plan Administrator. Upon the expiration of your COBRA coverage, you may elect McDonald's Retiree Medical benefits at your cost, provided you meet and satisfy all of the requirements of McDonald's Retiree Medical Plan, as in effect from time to time. In any event, Retiree Medical Benefits will be available only for as long as McDonald's maintains such a plan for retirees, and McDonald's reserves the right to amend or terminate the Retiree Medical Plan at any time, in its sole discretion.

GENERAL RELEASE
In exchange for the payments and benefits set forth in this First Agreement, you are waiving and releasing all claims and causes of action you have or may have, known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, against McDonald's, arising from or relating to acts or omissions on or before the date you sign this First Agreement. (“McDonald's,” as used in this release and throughout this First Agreement, is defined in the final paragraph (SUCCESSORS; DEFINITION OF “McDONALD'S”) of this First Agreement.)

The claims you are releasing include, but are not limited to, any and all claims and causes of action that McDonald's: (a) has discriminated against you on the basis of age (or any other claim or right arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”)), race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, military status, citizenship status, genetic information, source of income, entitlement to benefits, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; (b) has violated its personnel policies, handbooks or any covenant of good faith and fair dealing or breached any written, oral or implied contract of employment between you and McDonald's; (c) has violated public policy or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory or wrongful discharge; whistle blowing; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; (d) is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys' fees), wages, bonuses, commissions, disability, retirement or welfare benefits, vacation pay and sick pay, compensatory damages, penalties, liquidated damages, punitive damages, other payments, and/or interest; (e) has any obligations or owes any compensation or payments to you in connection with any ideas, information, inventions, processes, procedures, systems, methods, intellectual property or other materials that you may have developed, produced, created, designed, modified, improved, enhanced or revised during your employment with McDonald's or disclosed to McDonald's, including without limitation any trademarks, service marks, trade dress, copyrights, patents and/or trade secrets, (collectively referred to in this First Agreement as “Materials”); and (f) has violated any other federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended in 1991 (“Title VII”), the Civil Rights Act of 1866, as amended (42 U.S.C. Section 1981), the Civil Rights Act of 1991, as amended (42 U.S.C. Section 1981a), the Americans with Disabilities Act, as amended (“ADA”), the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, and the Worker Adjustment and Retraining Notification Act (“WARN Act”), any state or federal consumer protection and/or trade practices act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Equal Wage Act, the Illinois Equal Pay Act of 2003, the Illinois Minimum Wage Law, the Illinois Worker Adjustment and Retraining Notification Act (“Illinois WARN Act”), the anti-retaliation provisions of the Illinois Workers Compensation Act, and the Illinois Whistleblower Act. YOU UNDERSTAND BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP ALL CLAIMS AGAINST McDONALD'S, except as otherwise provided below. You agree that this First Agreement provides benefits to you that are above and beyond anything to which you are otherwise entitled.

The claims you are releasing include, but are not limited to, the continuing or future effects of any act or omission by McDonald's through the date of this First Agreement, even if you are first affected or are first aware of the effect after the date you sign this First Agreement. Without limiting the generality of the foregoing, the claims you are releasing include any claim that any future nonpayment or difference in amount, timing or duration of wages, salaries, bonuses, benefits (such as under the Profit Sharing and Savings Plan, Long Term Incentive Plans, Insurance Plans, TIP Plan, stock option and restricted stock unit plans, and Cash Performance Unit Plan) or other compensation is discriminatory under the ADEA, Title VII, the ADA and the Rehabilitation Act of 1973, all as amended or modified in operation by the Lilly Ledbetter Fair Pay Act of 2009, and all such claims under all federal, state and local law, as heretofore or hereafter amended or modified in operation.

Except as otherwise provided below, you have given up all claims against McDonald's and do not have a basis to sue McDonald's. If, despite this, you sue McDonald's in any forum or proceeding, you agree to pay all of McDonald's costs and litigation expenses (including but not limited to reasonable attorney's fees) in that suit. This is in addition to McDonald's right to other remedies in such a case. Excepted from this release and this promise is any action by you to enforce the terms of this First Agreement. In addition, excepted from this release and this promise is a good faith challenge by you to the validity of the release provision of this First Agreement under the ADEA. Also excluded from this First Agreement are any claims or rights which cannot be waived by law, including without limitation the right to file a charge of discrimination with an administrative agency and the right to participate in an investigation or proceeding conducted by an administrative agency. You are waiving, however, your right to any monetary recovery or other relief in connection with such a charge filed by you or anyone else. You hereby assign to McDonald's all your right, title and interest in any monetary recovery or other relief obtained in any proceeding.

You are releasing and waiving all claims on behalf of yourself, your beneficiaries under any employee benefit plans or arrangements, agents, executors, representatives, guardians ad litem, heirs, successors and assigns, and anyone acting for you or on your behalf.

Notwithstanding anything to the contrary herein, you are not releasing any claim to enforce the terms of this Agreement.

NON-DISPARAGEMENT AND LIMITATIONS ON PUBLICATIONS
You will not disrupt, interfere with, cause any disturbance to or disparage McDonald's business or, directly or indirectly, by any means or in any medium (including, without limitation, social media, such as blogging, tweeting and posting on social media sites), and whether in your own name, anonymously, using a pseudonym or otherwise, do, say, write, confirm or otherwise communicate or publish to any person or entity, by word, action, omission or otherwise, anything that could reasonably be expected to cast a bad light on McDonald's, its business or any of its current and former directors, officers, agents, suppliers, franchisees and employees (“McDonald's Related Persons”) in their capacities as such or disparage or cause damage to the reputation, brand, name, business, products and services of McDonald's or any McDonald's Related Persons. In the event that you communicate via social media about McDonald's or otherwise make public statements about McDonald's, you further agree that such communications will clearly state or otherwise make clear that you are not employed by and do not represent McDonald's, and will be clearly identified as representing or otherwise make clear that they represent your personal views and not those of McDonald's. Should you determine that you have any question about whether something you plan to communicate comports with the provisions of this First Agreement, you will get the prior written consent of McDonald's General Counsel, Gloria Santona, or her successor before making such communication. Notwithstanding the foregoing, nothing herein shall prohibit you from making truthful statements when required by court order or other legal body having jurisdiction.

Without limiting the generality of the foregoing, you further agree that, you shall not, for three (3) years following your termination date publish any articles or books about McDonald's, its business or any McDonald's-Related Person, or grant an interview to any representative of the public media about McDonald's, without the prior written consent of McDonald's General Counsel, Gloria Santona, or her successor.

TRADE SECRETS
You acknowledge that during your employment you have formulated, established and otherwise had access to and knowledge of McDonald's trade secrets and confidential business information, including but not limited to, special information about relationships and distributors, vendors, suppliers, manufacturers, franchisees, employees and customers, as well as special and confidential knowledge about McDonald's relating to pricing, business and financial affairs, advertising, marketing, sales, expansion plans, new store sites and strategies for McDonald's business, including various technical items and equipment used or contemplated for use in McDonald's business. You further acknowledge that the preservation of a continuing business relationship between McDonald's and its customers, franchisees, suppliers and manufacturers is of critical importance to the continued business success of McDonald's and that it is the policy of McDonald's to safeguard as confidential the identity and special needs of certain customers, franchisees, suppliers, manufacturers, representatives and key employees. In view of the foregoing, you agree that until such items and data become public through no act or omission by you or wrongful act or omission of any other person, you will not disclose to any person or entity or use for any purpose whatsoever any trade secrets or confidential information concerning the business, or any customer, representative, agent or employee of McDonald's that was obtained by you in the course of your employment with McDonald's. You further acknowledge that upon separation from your employment, you did not take with you, but left with McDonald's, all records (including electronic data) and papers and all matters of whatever nature that contained secret or confidential information of McDonald's. For purposes of this First Agreement, the terms “trade secrets” and “confidential information” include non-public processes, methods, techniques, systems, formulae, patents, models, devices, compilations, customer lists, financial information, development plans, supplier lists and any non-public information of whatever nature that gives to McDonald's an opportunity to obtain an advantage over competitors who do not know or use such information or data or any information that would be harmful to McDonald's if disclosed. Without limiting the generality of the foregoing, you further agree that you will not write, confirm or otherwise communicate or publish to any person or entity any of McDonald's trade secrets or confidential information, including, without limitation while using social media (e.g., blogging, tweeting, and postings on social networking sites). Should there be any question about whether something you plan to communicate comports with the provisions of this First Agreement, you will get the prior written consent of McDonald's General Counsel, Gloria Santona, or her successor.

RECEIPT OF PAY AND BENEFITS TO DATE; NO RETALIATION
You agree that you have received all salary and benefits due to you to date, have not been denied the opportunity to take any family and medical leave which you have requested and have not been retaliated against because you have sought any salary, benefits or leave or because you have opposed or reported any practice you believe is unlawful, provided any information or caused information to be provided, assisted in any investigation by any branch of federal, state or local government or by McDonald's, or have filed, caused to be filed, participated or assisted in any administrative or judicial proceedings to enforce your rights under any statute or law. All pay earned by you, including vacation pay, has been paid or is included in the amounts referred to in the Payments section above.

COMPLIANCE WITH OLDER WORKER BENEFIT PROTECTION ACT; KNOWING AND
VOLUNTARY AGREEMENT AND RELEASE
You have participated in negotiating the terms of this First Agreement, have read it and understand it fully. You acknowledge that you have been advised by this First Agreement to consult with an attorney prior to executing this First Agreement and that you have been represented by counsel in connection with the drafting of this Agreement and your decision whether to enter into this Agreement. You further acknowledge that you have been given at least 21 days to consider the terms of this First Agreement, that you have been able to use this period, or as much of this period as you desire, and that you are now executing this First Agreement voluntarily with the express intention of making a binding legal agreement, including giving up all claims against McDonald's as provided herein. You forever waive any relief not explicitly set forth in this document.

REMEDIES FOR BREACH
Should you materially breach this First Agreement, McDonald's shall be entitled to recover the entire value of any consideration you have received pursuant to this First Agreement and shall be relieved of any obligation to pay further consideration. It is agreed that this is not a penalty but an agreed upon remedy that results from a failure of consideration upon a material breach of this First Agreement.

ATTORNEY'S FEES; SAVINGS CLAUSE
You agree to pay all costs and attorneys' fees incurred by McDonald's in enforcing this First Agreement should you materially violate any provision of it, without in any way limiting McDonald's right to recover damages and other legal and equitable relief. McDonald's agrees to pay all costs and attorneys' fees incurred by you in enforcing this First Agreement should McDonalds materially violate any provision of it, without in any way limiting your right to recover damages and other legal and equitable relief. Should any provision of this First Agreement be found void or unenforceable by any court of law, the remaining provisions shall continue in full force and effect.

ARBITRATION OF CERTAIN DISPUTES
All disputes, claims, and causes of action relating to, arising under or involving the interpretation or application of this First Agreement, except any claims for temporary or permanent injunctive relief by McDonald's shall be resolved solely and exclusively by final, binding and confidential arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association applicable to employment disputes. The only exception is that McDonald's or you may bring claims for temporary or permanent injunctive relief in court. The parties understand and agree that this paragraph waives their right to a jury trial on these claims. In any such arbitration, the waiver, release and covenant not to sue contained in this First Agreement will be fully applicable and enforceable. Likewise, although you have released and have no basis for any claim relating to or arising from your employment or separation from employment with McDonald's, including but not limited to claims of discrimination or unlawful termination, any such claims shall be resolved solely and exclusively by the same arbitration procedure.

RIGHT TO REVOKE
This First Agreement may be revoked by delivering a written notice of revocation to Carrie Reuter, McDonald's Corporation, 2915 Jorie Boulevard, Dept. 146, Oak Brook, Illinois 60523, no later than the close of business on the seventh day after you sign it. Revocations delivered by mail must be postmarked by the seventh day after signing this First Agreement. Any revocation must be accompanied by repayment of all consideration already tendered under the terms of this First Agreement.

LATER DATE RELEASE
Provided you deliver to McDonald's and do not revoke that certain Later Date Agreement (“Later Date Agreement”), a copy of which is attached hereto, by which you will provide a general release to McDonald's covering the period from this First Agreement to the date you sign the Later Date Agreement, you will also receive certain payments and other benefits, as set forth in the Later Date Agreement, as consideration for that Later Date Agreement. The payments and other benefits referred to in the Later Date Agreement will not be provided unless you sign, deliver to McDonald's and do not revoke the Later Date Agreement. This First Agreement will remain in full force and effect after you enter into the Later Date Agreement and will remain in full force and effect if you do not enter into or revoke the Later Date Agreement.

ENTIRE AGREEMENT
This First Agreement contains the full agreement between you and McDonald's and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof, with the exception of McDonald's Directors and Officers Liability Insurance Program, McDonald's Standards of Business Conduct, McDonald's Corporation Severance Plan, the Amended and Restated 2001 Omnibus Stock Ownership Plan, including any award agreement under this plan, as well as the Global Prospectus, dated February 8, 2012. Any oral representation or modification concerning this First Agreement shall be of no force or effect.

SUCCESSORS; DEFINITION OF “McDONALD'S”
This First Agreement shall be binding on you, your heirs, successors and assigns. “McDonald's” as used in this First Agreement, includes McDonald's Corporation, McDonald's USA, LLC, all of their respective subsidiaries, affiliates and related entities and companies, and their current and former directors, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

/s/ Janice Fields	April 26, 2013
Janice Fields	Date

/s/ Richard Floersch	May 15, 2013
McDonald's	Date